Exhibit 10.21

BRIDGE CREDIT AGREEMENT

dated as of

February 16, 2012,

among

RAYMOND JAMES FINANCIAL, INC.,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Syndication Agent,

and

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.11	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-1	—	Form of Opinion of Morrison & Foerster LLP
Exhibit F-2	—	Form of Opinion of Paul Matecki, General Counsel of the Borrower
Exhibit G	—	Form of Solvency Certificate

BRIDGE CREDIT AGREEMENT dated as of February 16, 2012, among RAYMOND JAMES FINANCIAL, INC.; the LENDERS party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; CITIBANK, N.A., as Syndication Agent; and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit in the form of Loans to the Borrower in Dollars in an aggregate principal amount of not more than $900,000,000. The proceeds of the Loans will be used by the Borrower on the Funding Date, together with cash on hand, to finance the Acquisition and to pay fees and expenses incurred in connection with the Acquisition and the other Transactions.

The Lenders are willing to make the Loans upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Companies” means MK and MK Holding.

“Acquired Company Material Adverse Effect” means, as of any particular date, any circumstance, change or effect that, individually or when considered in aggregate with any other circumstance or change, (a) is materially adverse to the operations, condition (financial or otherwise), assets or results of operation of the business of the Acquired Companies and the Transferred Subsidiaries (as defined in the Stock Purchase Agreement as in effect on the Signing Date), taken as a whole, or (b) materially and adversely impairs the ability of the Seller or any Seller’s Affiliate (as defined in the Stock Purchase Agreement as in effect on the Signing Date) to perform its obligations under the Stock Purchase Agreement or any Ancillary Agreement (as defined in the Stock Purchase Agreement as in effect on the Signing Date) or to consummate the transactions contemplated by the Stock Purchase Agreement or any Ancillary Agreement (as so defined); provided, however, that an “Acquired Company Material Adverse Effect” shall not include any such circumstance, change or effect resulting from (i) any circumstance, event, change, effect or occurrence generally affecting the industries in which the Acquired Companies and the Transferred Subsidiaries (as so defined) operate; (ii) general economic, business or securities market conditions in the United States;

(iii) changes in Laws (as defined in the Stock Purchase Agreement as in effect on the Signing Date), regulations or accounting principles applicable to the business currently conducted by the Acquired Companies and the Transferred Subsidiaries (as so defined); (iv) hurricanes, tornadoes, earthquakes, floods or other natural disasters or acts of terrorism or war (whether or not declared); (v) the loss of any employees, brokers, financial advisors, consultants, customers or customer assets following the announcement of the Stock Purchase Agreement or the transactions contemplated thereby; (vi) any actions expressly required to be taken by the Seller or any of its Affiliates (as so defined) under the Stock Purchase Agreement or the Ancillary Agreements (as so defined); or (vii) any Legacy Proceedings or Legacy Arbitrations (each such term as defined in the Stock Purchase Agreement as in effect on the Signing Date); except that with respect to clauses (i), (ii) and (iii), any such circumstance or change shall not specifically relate to, or have a disproportionate effect (relative to other similarly situated industry participants) on, any Acquired Company or Transferred Subsidiary (as so defined).

“Acquisition” means the purchase by the Borrower from the Seller of all the issued and outstanding Equity Interests of each of the Acquired Companies.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Debit Items” means, at any time, “aggregate debit items” computed in accordance with Rule 15c3-1.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the

Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Ratings applicable on such date:

	Ratings (Moody’s/S&P)	Eurodollar Spread (basis points per annum)	ABR Spread (basis points per annum)
Level 1	Baa1/BBB+ or higher	250.0	150.0

Level 2	Baa2/BBB	300.0	200.0

Level 3	Baa3/BBB-	350.0	250.0

Level 4	Lower than Baa3/BBB- or unrated	400.0	300.0

; provided that each of the interest rate spreads set forth in the table above will increase by 25 basis points per annum on the 90th day after the Funding Date, by an additional 25 basis points per annum on the 180th day after the Funding Date and by an additional 25 basis points per annum on the 270th day after the Funding Date.

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Level 4; (b) if the Ratings established or deemed to be established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based upon the higher Rating unless the Ratings differ by two or more Levels, in which case the Applicable Rate will be based upon the Level one level below that corresponding to the higher Rating; and (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the ratings system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Raymond James Financial, Inc., a Florida corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“CFTC” means the U.S. Commodities Future Trading Commission.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in the Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) persons who were (i) directors of the Borrower on the date hereof, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the date hereof or were nominated as provided in clause (ii) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; (c) the acquisition after the Effective Date of direct or indirect Control of the Borrower by any Person or group (within the foregoing meaning); or (d) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Material Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder as set forth in Section 2.01, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Commitments on the date hereof is $900,000,000.

“Commitment Letter” means the Commitment Letter dated January 11, 2012, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Commitment Termination Date” means the date that is the first to occur of (a) September 1, 2012, (b) the date of consummation of the Acquisition and (c) the date of any press release or filing with any Governmental Authority announcing the abandonment of the Acquisition or termination of the Stock Purchase Agreement.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated herein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated January 2012, relating to the credit facility provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense of the Borrower for such period (including imputed interest expense of the Borrower in respect of Capital Lease Obligations, but excluding all interest expense and imputed interest expense of the Subsidiaries),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv) (A) any extraordinary charges for such period and (B) any noncash charges for such period representing impairment of goodwill in respect of MK Holding,

(v) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and

(vii) the cumulative effect for such period of a change in accounting principles;

provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP,

(ii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and

(iv) the cumulative effect for such period of a change in accounting principles;

provided further that Consolidated EBITDA shall be calculated so as to exclude (A) the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business and (B) the portion of Consolidated EBITDA attributable to any banking Subsidiary. All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are attributable to any Subsidiary that is not wholly owned by the Borrower, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary, as reasonably determined by the Borrower. Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated EBITDA shall be deemed to be $158,226,000, $146,337,000, $87,170,000 and $152,370,000 for the fiscal quarters ended on December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, respectively. For purposes of calculating Consolidated EBITDA for any period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to the Acquisition in accordance with Section 1.04(b) (whether or not the Acquisition shall have occurred).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, to any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not within the direct or indirect control of the Borrower or is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon the Borrower or any Subsidiary or any law applicable to the Borrower or any Subsidiary, unless (i) such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived or (ii) such restrictions exist solely by virtue of regulatory capital or liquidity requirements of any Governmental Authority, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent and each Lender.

“Debt Incurrence” means any incurrence by the Borrower or any Subsidiary of Indebtedness for borrowed money, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or any incurrence of loans under any loan or credit facility, other than Indebtedness permitted by Section 6.01 (other than (a) Section 6.01(h), except to the extent the proceeds of such Indebtedness are used to finance the acquisition of new property after the Effective Date or to refinance Indebtedness secured by a mortgage on the related property or (b) Section 6.01(o)).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Borrower or any Subsidiary or other Affiliate of the Borrower.

“Environmental Laws” means all statutes, rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental monitoring or remediation, fines, penalties, indemnities and consultant or other expert fees), directly or indirectly resulting from or based upon (a) compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance by the Borrower of any Equity Interests or any securities that derive their value or rate of return by reference to Equity Interests in the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock plans or employee compensation plans or pursuant to retention arrangements in connection with the Acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of

any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower, any Subsidiary or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Subsidiary” means, at any time, (a) any banking Subsidiary and (b) any other Subsidiary the aggregate outstanding Indebtedness (other than Indebtedness owing to the Borrower or another Subsidiary) of which is less than $5,000,000 at such time; provided that the aggregate Indebtedness (other than Indebtedness owing to the Borrower or another Subsidiary) of all Subsidiaries constituting “Excluded Subsidiaries” pursuant to this clause (b) shall not exceed $50,000,000 at any time outstanding.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Debt Facilities” means (a) the Master Promissory Note of the Borrower dated September 27, 2011, in favor of The Bank of New York Mellon and (b) the Uncommitted Line of Credit Agreement dated as of September 27, 2011, between the Borrower and Fifth Third Bank.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated January 11, 2012, between the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“FINRA” means the Financial Industry Regulatory Authority.

“FOCUS Report” means, for any Person, the Financial and Operational Combined Uniform Single Report required to be filed on a quarterly basis with the SEC or the NYSE, or any report that is required in lieu of such report.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date, on or after the Effective Date, on which the Acquisition is consummated and the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, (i) in the case of any Guarantee the terms of which limit the monetary exposure of the guarantor, the maximum monetary exposure as of such date of the guarantor under such Guarantee giving effect to such limitation or (ii) in the case of any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee, as determined reasonably and in good faith by the chief financial officer of the Borrower).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated by any Governmental Authority.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all obligations of such Person arising under agreements to repurchase securities, (f) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of the Borrower shall not include any obligation to pay a purchase price adjustment under the Stock Purchase Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Intangible Assets” means goodwill, intellectual property rights, unamortized deferred charges, organizational or developmental expenses and other intangible items.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of the Borrower or any Subsidiary means any (a) loan, advance (other than (i) commission, bonus, travel and similar advances to officers and employees made in the ordinary course of business and (ii) non-recourse loans to directors, officers and employees of the Borrower or any Subsidiary for investments in Borrower/Subsidiary-sponsored investment programs), extension of credit (other than accounts receivable and customer loans secured by customer securities, in each case arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stock, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; (c) deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided, however, that with respect to clauses (b), (c) and (d), Investment shall not include any such securities, accounts, certificates, instruments or contracts owned or acquired by the Borrower or any Subsidiary in the ordinary course of business, including the market making activities of RJA and the mortgage-backed securities purchased by RJ Bank in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the

Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Ratio” means, for any Person on any date, the ratio of (a) the Unrestricted marketable securities owned by such Person on such date (after taking into account prudent and customary financing deductions), plus, without duplication, the Unrestricted cash and cash equivalents owned by such Person on such date (other than (i) any such Unrestricted marketable securities, cash or cash equivalents representing “segregated” customer funds or the proceeds thereof and (ii) any such Unrestricted marketable securities, cash or cash equivalents constituting part of retirement compensation arrangements) to (b) such Person’s short-term unsecured consolidated Indebtedness as of such date (other than (i) the Loans, (ii) short-term unsecured Indebtedness incurred for the purpose of meeting Rule 15c3-3 reserve requirements and (iii) Indebtedness owing to the Borrower or any Subsidiary).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means an event or condition that has had, or could reasonably be expected to have, in a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Material Subsidiaries in an aggregate principal amount of $25,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Material Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Material Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each of (a) RJA, RJFS, Raymond James Financial Services Advisors, Inc., Raymond James Ltd., RJ Bank, Eagle Asset Management, Inc., RJ Securities, Inc. and, following consummation of the Acquisition, MK and (b) such other subsidiaries of the Borrower as the Borrower may designate in writing to the Administrative Agent; provided that, as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement), the combined consolidated total assets, combined consolidated revenues or combined consolidated net assets of all Subsidiaries that do not constitute Material Subsidiaries shall not exceed 10.0% of the consolidated total assets of the Borrower, 10.0% of the consolidated revenues of the Borrower or 10.0% of the consolidated net assets of the Borrower. For purposes of this definition (i) the consolidated total assets, consolidated revenues and consolidated net assets of the Borrower shall exclude the assets, revenues and net assets of any variable interest entity in which the Borrower and the Subsidiaries own less than 10.0% of the outstanding Equity Interests and (ii) commencing on the Funding Date, the consolidated total assets, consolidated revenues and consolidated net assets of the Borrower as of any date prior to, or for any period that commenced prior to, the Funding Date shall be determined on a pro forma basis to give effect to the Acquisition and the other Transactions to occur on the Funding Date.

“Maturity Date” means the day that is the earlier of (a) the 364th day after the Funding Date and (b) July 11, 2013.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MK” means Morgan Keegan & Company, Inc., a Tennessee corporation.

“MK Holding” means MK Holding, Inc., an Alabama corporation.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“MSRB” means the Municipal Securities Rulemaking Board.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Capital” means, at any time, “net capital” computed in accordance with Rule 15c3-1.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions) paid in connection with such event by the Borrower and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be a receipt, on the date of such reduction, of cash proceeds in respect of such event.

“NYSE” means the New York Stock Exchange Euronext.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under this Agreement, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement.

“OCC” means the United States Treasury Department Office of the Comptroller of the Currency.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition Related Financing” means Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding, which Indebtedness shall be on the terms and conditions of Section 7.20 of the Stock Purchase Agreement.

“Permitted Subsidiary Financing” means indebtedness of banking or broker-dealer Subsidiaries of the Borrower incurred in the ordinary course of business consistent with past practice, including pursuant to repurchase agreements, liquidity facilities, securities lending facilities and other similar liquidity arrangements entered into by such Subsidiaries in the ordinary course of business consistent with past practice.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Financial Statements” means the pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended at least 45 days prior to the Funding Date (or, if such fiscal quarter is the last fiscal quarter of the fiscal year of the Borrower, most recently ended at least 90 days prior to the Funding Date) and the related pro forma consolidated statement of income of the Borrower and its consolidated Subsidiaries for the 12-month period ending on the last day of such fiscal quarter, in each case prepared after giving effect to the Transactions as if the Transactions had occurred, with respect to such balance sheet, on the last day of such fiscal quarter and, with respect to such statement of operations, on the first day of such 12-month period on a pro forma basis in accordance with the presentation contained in the Confidential Information Memorandum, together with such other adjustments as the Borrower may make and as are reasonably satisfactory to the Arranger and the Administrative Agent.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Ratings” means the ratings of the Borrower’s senior, unsecured, non-credit-enhanced, long-term debt by Moody’s and S&P.

“Recipient” means the Administrative Agent or any Lender.

“Reduction/Prepayment Event” means:

(a) any Debt Incurrence;

(b) any Equity Issuance; and

(c) any sale, transfer or other disposition or monetization (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any asset of the Borrower or any Subsidiary, including (i) any issuance or sale of Equity Interests in any Subsidiary to a Person other than the Borrower or any wholly owned Subsidiary and (ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any equipment, fixed asset or real property of the Borrower or any Subsidiary, but excluding (A) any disposition or monetization permitted by Section 6.05(a), (b) or (c) and (B) any such casualty or other insured damage to, or any such taking under power of eminent domain or by condemnation or similar proceeding of, any equipment, fixed asset or real property the Net Proceeds of which the Borrower, at its election by notice to the Administrative Agent, reinvests in equipment, fixed assets or real property of the Borrower and the Subsidiaries within 180 days after the receipt of such Net Proceeds.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the maturity of such Original Indebtedness, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; and (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration on, into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having aggregate Loans (or, prior to the borrowing hereunder on the Funding Date, Commitments) representing more than 50% of the aggregate principal amount of the Loans (or, prior to the borrowing hereunder on the Funding Date, the aggregate Commitments) at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary.

“RJA” means Raymond James & Associates, Inc., a Florida corporation.

“RJ Bank” means Raymond James Bank, N.A.

“RJFS” means Raymond James Financial Services, Inc., a Florida corporation.

“Rule 15c3-1” means Rule 15c3-1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act.

“Rule 15c3-3” means Rule 15c3-3 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Self-Regulatory Organization” has the meaning set forth in Section 3(a)(26) of the Exchange Act.

“Seller” means Regions Financial Corporation, a Delaware corporation.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as shown in the consolidated financial statements of the Borrower and the Subsidiaries as at the end of the fiscal quarter of the Borrower most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first such delivery, as of the fiscal quarter ended on December 31, 2011).

“Signing Date” means January 11, 2012.

“SIPA” means the Security Investor Protection Act of 1970.

“SIPC” means the Securities Investor Protection Corporation.

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08 and 3.14.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of January 11, 2012, between the Seller and the Borrower, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto.

“Stock Purchase Agreement Representations” means the representations made by the Seller in the Stock Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Subsidiaries has the right under the Stock Purchase Agreement not to consummate the Acquisition as a result of such representations in the Stock Purchase Agreement being inaccurate.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Syndication Agent” means Citibank, N.A.

“Tangible Net Worth” means, at any date, the consolidated common shareholders’ equity of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, minus, without duplication, (a) Intangible Assets and (b) net deferred tax assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), and (b) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, (i) for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness and (ii) Total Indebtedness shall not include obligations of banking and broker-dealer Subsidiaries that are not included in the determination of regulatory capital of such Subsidiaries. For purposes of calculating Total Indebtedness as of any date, Total Indebtedness for such date shall be calculated after giving pro form effect to the Acquisition in accordance with Section 1.04(b) (whether or not the Acquisition shall have occurred as of such date).

“Transactions” means (a) the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loans and the use of the proceeds thereof, (b) the Acquisition and (c) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted” means, with respect to marketable securities, cash or cash equivalents of any Person, that such marketable securities, cash or cash equivalents are owned by such Person on an unrestricted basis (including, in the case of marketable securities, that such securities are freely tradable and can be promptly liquidated without restriction, including under applicable securities laws) and are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, other than banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary, provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

(b) All pro forma computations required to be made hereunder giving effect to the Acquisition or any other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether any such transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.04(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act (or, in the case of the

Acquisition, calculated on a pro forma basis in accordance with the presentation contained in the Confidential Information Memorandum). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Effectuation of Transactions. On the Funding Date, all references herein to the Borrower and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower contained in this Agreement shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Funding Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Funding Date (but in no event later than the Commitment Termination Date), in Dollars in a principal amount not to exceed such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make a Loan as required hereunder.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request; provided that a Borrowing Request for an ABR Borrowing may be revoked by the Borrower (by notice to the Administrative Agent at any time prior to 9:00 a.m., New York City time, on the day of the proposed Borrowing). Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Funding Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Borrowings. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(c) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Borrower of an election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate upon the earlier of (i) the borrowing of the Loans in accordance with Section 2.01 and (b) 5:00 p.m., New York City time, on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction. Each such notice shall be irrevocable and shall specify the date of effectiveness of any such termination or reduction.

(c) In the event and on each occasion that, after the Effective Date and prior to the termination of the Commitments in accordance with this Section, any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Reduction/Prepayment Event, (i) the Borrower shall on the day of such receipt provide to the Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) the Commitments will automatically and permanently reduce by an aggregate amount equal to the lesser of the aggregate amount of the Commitments then in effect and the amount of such Net Proceeds, such reduction to be effective on the day on which such Net Proceeds are received.

(d) Promptly following receipt of any notice pursuant to paragraph (b) or (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right, without penalty or premium but subject to Section 2.13, at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any such optional prepayment (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date.

(b) In the event and on each occasion that, after the making of the Loans hereunder on the Funding Date, any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Reduction/Prepayment Event, (i) the Borrower shall on the day of such receipt provide to the Administrative Agent written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) on the day of such receipt the Borrower shall, without penalty or premium but subject to Section 2.13, prepay Borrowings in an amount equal to such Net Proceeds.

(c) Each notice delivered pursuant to paragraph (a) or (b) of this Section shall specify the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any notice pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest thereon.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue in an amount equal to 0.25% per annum on the daily amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, on the Funding Date and on the date (if other than the Funding Date) on which all the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each of the dates set forth below a duration fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date:

Date	Duration Fee Percentage
90 days after the Funding Date	0.50%
180 days after the Funding Date	0.75%
270 days after the Funding Date	1.25%

(c) The Borrower agrees to pay to the parties entitled thereto the fees payable pursuant to the Fee Letter, in the amounts and at the times set forth therein.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties entitled thereto, or, in the case of the commitment fees and the duration fees, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any Eurodollar Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing shall be treated as a request for an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurodollar Loan on a date specified therefor in any notice of prepayment given by the Borrower or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner of a payment received under this Agreement, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder prior to the time expressly required hereunder for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.09(c), 2.12, 2.13, 2.14 and 9.03 shall be made directly to the

Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(b), 2.14(e) 2.15(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender on or prior to the Funding Date or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (in which case such assignment and delegation shall be made without representation or warranty by such Lender).

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.09(a) (and the Borrower shall not be required to pay any such commitment fee in respect of the period for which such commitment fee ceased to accrue); and

(b) the Commitment and the Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall, to the extent applicable, make or purchase at par such Loans, and take such other actions, as the Administrative Agent shall determine to be necessary in order for such Lender to hold the Loans it would have held had it not been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders, on the date hereof and on the Funding Date that:

SECTION 3.01. Organization; Powers. (a) The Borrower is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) each Material Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (c) the Borrower and each Material Subsidiary has all power and authority, all material Governmental Approvals and all material authorizations, consents, permits, licenses and registrations from and with any Self-Regulatory Organization or securities exchange required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (d) the Borrower and each Material Subsidiary is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except, in the case of sub-clauses (b), (c) and (d), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate or other organizational powers and have been, or will be prior to the Funding Date in the case of the Acquisition, duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, Self-Regulatory Organization or securities exchange to be obtained or made by the Borrower or any Subsidiary, except (i) such as have been or, in the case of filings relating to the consummation of the Acquisition, substantially contemporaneously with the initial funding of Loans on the Funding Date will be obtained or made and are (or will so be) in full force and effect, and (ii) in the case of any such consent, approval, registration, filing or other action to be obtained or made by any of the Acquired Companies or their subsidiaries in connection with the consummation of the Acquisition, such as do not constitute Seller Required Governmental Approvals (as defined in the Stock Purchase Agreement as in effect on the Signing Date) or such as the failure to obtain or make would not, or would not reasonably be expected to, individually or in the aggregate, have an Acquired Company Material Adverse Effect or (b) will not violate any law, including any order of any Governmental

Authority, applicable to the Borrower or any Subsidiary, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except pursuant to this Agreement.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheets and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ended September 30, 2009, September 30, 2010, and September 30, 2011, audited by and accompanied by the opinion of KPMG LLP, an independent registered public accounting firm, (ii) its consolidated balance sheet and related consolidated statement of income as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2011, certified by its chief financial officer, (iii) the combined balance sheets as of December 31, 2009, and December 31, 2010, and the related combined statements of operations, changes in stockholder’s equity and cash flows for the fiscal years ended December 31, 2008, December 31, 2009, and December 31, 2010, in each case of the Acquired Companies and their consolidated subsidiaries, audited by and accompanied by the opinion of Ernst & Young LLP, an independent registered public accounting firm, (iv) the combined balance sheet and related combined statement of income of the Acquired Companies and their consolidated subsidiaries as of and for the portion of the fiscal year ended September 30, 2011, certified by the chief financial officer of the Acquired Companies, (v) the consolidated balance sheets and related statements of income of each of its banking or broker-dealer Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2011, and (vi) the consolidated balance sheets and related statements of income of each of the banking or broker-dealer subsidiaries of the Acquired Companies as of and for each of the fiscal quarters and the portion of the fiscal year ended March 31, 2011, June 30, 2011, and September 30, 2011. Such financial statements (and any additional financial statements delivered pursuant to Section 4.02(f)) present fairly, in all material respects, the financial position, results of operations and, where applicable, cash flows of the Borrower and its consolidated Subsidiaries and the Acquired Companies and their consolidated subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clauses (ii), (iv), (v) and (vi) above; provided that, with respect to any such financial statements of the Acquired Companies and/or their consolidated subsidiaries, the foregoing representation is made only to the knowledge of the Borrower.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet and pro forma consolidated statement of income as of and for the 12-month period ended September 30, 2011, prepared giving effect to the Transactions as if the Transactions had occurred, with respect to such balance sheet, on such date and, with respect to such statement of income, on the first day of such period. Such pro forma consolidated financial statements have been prepared by the Borrower in good faith, based on the assumptions used to prepare the pro forma consolidated financial statements included in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof to be reasonable), and present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower and its consolidated Subsidiaries as of such date and for such period as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(c) The Borrower has heretofore furnished to the Lenders (i) the March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011, quarterly FOCUS Reports of RJA, RJFS and MK and (ii) the March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011, quarterly Thrift Financial Reports of RJ Bank. Each such FOCUS Report is correct and complete in all material respects and conforms in all material respects to the applicable Exchange Act requirements and SEC rules and regulations; provided that, with respect to any such FOCUS Report of MK, the foregoing representation is made only to the knowledge of the Borrower. Each such Thrift Financial Report is correct and complete in all material respects and conforms in all material respects to the applicable OCC (or, for periods prior to July 21, 2011, the applicable Office of Thrift Supervision) rules and regulations.

(d) Except in connection with the Acquisition and as disclosed in the financial statements referred to above or the notes thereto or in the Confidential Information Memorandum, as of the Funding Date, neither the Borrower nor any Subsidiary has any material contingent liabilities, unusual long term commitments or unrealized losses that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Since September 30, 2011, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02.

(b) The Borrower and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted and proposed to be conducted, without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator, Governmental Authority, Self-Regulatory Organization or securities exchange pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability accruing to the Borrower or any Subsidiary or any of their predecessors or (iv) knows of any basis for any Environmental Liability accruing to the Borrower or any Subsidiary or any of their predecessors.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, and all rules, regulations, orders, decrees or restrictions of any Self-Regulatory Organization or securities exchange, applicable to it or its property (including the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Bank Holding Company Act of 1956, the Commodity Exchange Act, Environmental Laws, ERISA and the applicable rules and regulations of the SEC, the Board of Governors, FINRA, NYSE, MSRB, CFTC, FDIC and OCC) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. Without limiting the foregoing, the Borrower and each Subsidiary is in compliance with all applicable capital requirements of all Governmental Authorities (including Rule 15c3-1 and, as applicable, OCC and Board of Governors capital requirements).

(b) No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all liabilities under each Plan did not, individually or in the aggregate, exceed the fair market value of the assets of each Plan or of all underfunded Plans (as applicable) by an amount that, if required to be paid as of such date by the Borrower, any Subsidiary, or any ERISA Affiliate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries. (a) Schedule 3.11 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, each Subsidiary (excluding any Subsidiary which is a limited partnership or limited liability company established by Raymond James Tax Credit Funds, Inc. in the ordinary course of business for which Raymond James Tax Credit Funds, Inc. is the general partner or managing member), and identifies each Material Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.12. Insurance. The Borrower and each Subsidiary maintains, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.13. Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement, included herein or furnished hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon accounting principles consistent in all material respects with GAAP and Regulation S-X under the Securities Act (except as otherwise expressly disclosed in such forecasts and projections) and assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that forecasts and projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such forecasts and projections will be achieved); provided further that, with respect to any information, forecasts or projections prepared by or relating to the Acquired Companies or their respective subsidiaries, the foregoing representations are made only to the knowledge of the Borrower.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation of any of Regulations T, U and X of the Board of Governors. Not more than 25% of the value of the assets of the Borrower and the Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).

SECTION 3.15. Regulatory Matters. Each of RJA, RJFS and, following consummation of the Acquisition, MK (a) is duly registered with the SEC as a broker-dealer under the Exchange Act, (b) is a member in good standing of the SIPC and FINRA and, as to RJA and MK, a member organization in good standing of the NYSE, (c) is not in arrears in regard to any assessment made upon it by the SIPC and (d) has received no notice from the SEC, FINRA, MSRB, CFTC, FDIC or any other Governmental Authority, Self-Regulatory Organization or securities exchange of any alleged rule violation or other circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the financial statements referred to in Section 3.04(a).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.02), in each case on the date hereof, of each of the following conditions:

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date under this Agreement, the Commitment Letter or the Fee Letter, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by the Borrower.

(c) The Lenders shall have received a certificate of a Financial Officer of the Borrower setting forth the aggregate Net Proceeds (if any) received by the Borrower or any Subsidiary from any Reduction/Prepayment Events that shall have occurred after the Signing Date and on or prior to the date hereof.

(d) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02. Funding Date. The obligations of the Lenders to make Loans hereunder are subject to receipt of a Borrowing Request therefor in accordance herewith, and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions on or after the Effective Date:

(a) The Administrative Agent shall have received the restated articles of incorporation of the Borrower, the by-laws of the Borrower and a good standing certificate with respect to the Borrower from the Borrower’s jurisdiction of organization.

(b) The Administrative Agent shall have received customary resolutions and customary secretary’s, incumbency and other closing certificates of the Borrower, evidencing the identity, authority and capacity of the Borrower and its applicable officers in connection with this Agreement and the Transactions and other customary closing matters, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Funding Date) of each of (i) Morrison & Foerster LLP, counsel for the Borrower, in substantially the form of Exhibit F-1, and (ii) Paul Matecki, General Counsel of the Borrower, in substantially the form of Exhibit F-2, in each case with such changes as the Arranger and the Administrative Agent shall agree.

(d) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, confirming satisfaction of the conditions set forth in the first sentence of paragraph (e) of this Section and in paragraphs (i), (j), (k), (l), (m), (n) and (o) of this Section.

(e) The Acquisition shall have been consummated, or substantially concurrently with the making of Loans hereunder shall be consummated, pursuant to and on the terms set forth in the Stock Purchase Agreement and all conditions precedent set forth in the Stock Purchase Agreement to the consummation of the Acquisition shall have been satisfied, in each case without giving effect to amendments, waivers or consents to or under the Stock Purchase Agreement that are adverse in any material respect to the Lenders and that have not been approved by the Arranger and the Administrative Agent. The Administrative Agent shall have received a copy of the Stock Purchase Agreement (together with all exhibits, schedules and other documents relating thereto) certified by a Financial Officer of the Borrower as complete and correct as of the Funding Date.

(f) The Administrative Agent shall have received (i) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Funding Date, in each case prepared in accordance with GAAP, (ii) unaudited consolidated balance sheets and related consolidated statements of income and stockholders’ equity of the Borrower and each of its banking and broker-dealer Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Funding Date (and comparable periods for the prior fiscal year), in each case prepared in accordance with GAAP (subject to the absence of footnotes), (iii) audited combined balance sheets and related combined statements of operations, changes in stockholder’s equity and cash flows of the Acquired Companies and their consolidated subsidiaries for the three most recently completed fiscal years (except that balance sheets for the Acquired Companies and their consolidated subsidiaries shall only be required for the two most recently completed fiscal years) ended at least 90 days prior to the Funding Date, in each case prepared in accordance with GAAP, (iv) unaudited combined balance sheets and related combined statements of income and stockholder’s equity of the Acquired Companies and their consolidated subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Funding Date (and comparable periods for the prior fiscal year), in each case prepared in accordance with GAAP (subject to the absence of footnotes), and (v) unaudited consolidated balance sheets and related consolidated statements of income and stockholder’s equity of each of the banking and broker-dealer subsidiaries of the Acquired

Companies for each subsequent fiscal quarter ended at least 45 days before the Funding Date (and comparable periods for the prior fiscal year), in each case prepared in accordance with GAAP (subject to the absence of footnotes); provided that filing by the Borrower with the SEC of statements on Form 10-K and Form 10-Q containing such financial statements will satisfy the foregoing requirements for the Borrower; and provided further that for purposes of clause (iv), with respect to the unaudited combined financial statements of the Acquired Companies and their consolidated subsidiaries required therein for any period ending on or prior to September 30, 2011, only the nine month year-to-date unaudited combined balance sheet and related combined statements of income and stockholder’s equity of the Acquired Companies and their consolidated subsidiaries as of and for the period ending September 30, 2011, shall be required.

(g) The Administrative Agent shall have received the Pro Forma Financial Statements. The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, certifying that the Borrower is in pro forma compliance as of the Funding Date, after giving effect to the Transactions, with the financial covenants set forth in Sections 6.11, 6.12, 6.13 and 6.14, together with reasonably detailed calculations demonstrating such compliance, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by the chief financial officer of the Borrower, as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions, in substantially the form of Exhibit G, with such changes as the Arranger and the Administrative Agent shall agree.

(i) The Stock Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Funding Date, except to the extent that such representations specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(j) No Default shall have occurred and be continuing, or would result from the making of the Loans on the Funding Date (other than any Default relating to the accuracy of any representation or warranty made by the Borrower hereunder that is not a Specified Representation).

(k) Except for any noncash charges representing impairments of goodwill in respect of MK Holding reflected in the combined financial statements of the Acquired Companies and their consolidated subsidiaries as of or for periods ended on or prior to December 31, 2011, or as otherwise disclosed in Schedule 4.14 to the Disclosure Schedule (as defined in the Stock Purchase Agreement as in effect on the Signing Date) of the Seller dated the Signing Date and delivered to the Arranger on the Signing Date or in any reports publicly filed with the SEC by the Seller or any of its Subsidiaries (as defined in the Stock

Purchase Agreement as in effect on the Signing Date) pursuant to the Exchange Act on or after January 1, 2009, but prior to the Signing Date, since November 30, 2011, the Acquired Companies and the Transferred Subsidiaries (as defined in the Stock Purchase Agreement as in effect on the Signing Date), taken as a whole, shall not have suffered any adverse change to their respective businesses, assets, operations or financial position, except such changes which would not, and would not reasonably be expected to, individually or in the aggregate, have an Acquired Company Material Adverse Effect.

(l) There shall not be any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority (as defined in the Stock Purchase Agreement as in effect on the Signing Date) in effect (which, as applicable, is final and non-appealable) that permanently prohibits or prevents the consummation of the transactions contemplated by the Stock Purchase Agreement. All Required Governmental Approvals (as defined in the Stock Purchase Agreement as in effect on the Signing Date) shall have been obtained and remain in effect, and any applicable waiting periods relating thereto shall have expired or been terminated.

(m) All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the execution, delivery and performance of this Agreement and the borrowing by the Borrower of the Loans shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Arranger or the Administrative Agent, restrains, prevents, or imposes materially adverse conditions upon, the execution, delivery or performance of this Agreement or the borrowing by the Borrower of the Loans. There shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the execution, delivery or performance of this Agreement or the borrowing by the Borrower of the Loans.

(n) No litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, or that has had, or could reasonably be expected to have, a material adverse effect on (i) the business, property, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement or (iii) the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement.

(o) Prior to the Effective Date, the Borrower (on a pro forma basis after giving effect to the Transactions) shall have been assigned a minimum public corporate family rating of no less than Baa3 by Moody’s and a minimum public corporate credit rating of no less than BBB- by S&P, in each case with stable or better outlook, and all such ratings shall have continued through the Funding Date.

(p) The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Funding Date under this Agreement, the Commitment Letter or the Fee Letter, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by the Borrower, including pursuant to the Fee Letter, and the Borrower shall have otherwise performed its obligations under the Fee Letter.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12, 6.13 and 6.14 and (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of Tangible Net Worth, the Liquidity Ratio, the Leverage Ratio or the ratio of Net Capital to Aggregate Debit Items, specifying the nature of such change and the effect thereof on such calculations;

(d) as promptly as practicable and in any event (i) within 25 days after the end of each fiscal quarter of such Person, copies of the FOCUS Report for such fiscal quarter filed with the SEC by each of RJA, RJFS and, following consummation of the Acquisition, MK and (ii) within 30 days after the end of each fiscal quarter of RJ Bank, copies of the Consolidated Report of Condition and Income filed with the OCC by RJ Bank;

(e) promptly after receipt thereof, copies of written communications received by the Borrower from the Seller or any representative thereof disputing, in any material respect, the Borrower’s rights to indemnification under the Stock Purchase Agreement;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiary or ERISA Affiliate shall promptly upon a request by the Administrative Agent or any Lender make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b), (d), (e), (f), (g) or (h) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available to the Lenders on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or the SEC, the Board of Governors, FINRA, MSRB, NYSE, CFTC, FDIC, OCC, PBGC or any other Governmental Authority, Self-Regulatory Organization or securities exchange against or affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit, proceeding or investigation not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that an ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount of $10,000,000 or more; and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower and each Material Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, and all authorizations, consents, permits, licenses and registrations from and with any Governmental Authority, Self-Regulatory Organization or securities exchange, necessary or material to the conduct of its business, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

SECTION 5.04. Payment of Tax. The Borrower and each Subsidiary will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Insurance. The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, except, in the case of wind and flood insurance coverage, if it is not available on commercially reasonable terms and the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect its self-insurance in respect thereof in accordance with GAAP.

SECTION 5.07. Books and Records; Inspection and Audit Rights. The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08. Compliance with Laws. The Borrower and each Subsidiary will comply with all laws (including the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Bank Holding Company Act of 1956, the Commodity Exchange Act, Environmental Laws, ERISA and all orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Subsidiary will comply with all applicable capital requirements of all Governmental Authorities (including Rule 15c3-1 and, as applicable, OCC and Board of Governors capital requirements).

SECTION 5.09. Use of Proceeds. The proceeds of the Loans made on the Funding Date will be used solely to finance the Acquisition and to pay fees and expenses incurred in connection with the Acquisition and the other Transactions.

SECTION 5.10. Ownership of Subsidiaries. The Borrower will continue to own, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 6.02 that arise by operation of law), 100% of the outstanding Equity Interests in each of RJA, RJFS, RJ Bank and, following consummation of the Acquisition, MK.

SECTION 5.11. Maintenance of “Well Capitalized” Status. The Borrower will, and will cause RJ Bank and each other banking Subsidiary subject to a “well capitalized” (or other capital requirement standard) to, at all times after the Effective Date maintain a status of “well capitalized” (or such other capital requirement standard) or any higher required capital requirement standard as such term or standard is from time to time defined or imposed by the Board of Governors, the OCC or any other regulatory body with supervisory authority over the Borrower, RJ Bank or such other banking Subsidiary.

SECTION 5.12. Compliance with Obligations in Respect of Indemnification Rights. The Borrower will, and will to the extent applicable cause the Subsidiaries to, comply with the Borrower’s obligations to the Seller under the Stock Purchase Agreement and the Litigation Cooperation Agreement (as defined in the Stock Purchase Agreement) with respect to the Borrower’s indemnification rights thereunder.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under this Agreement;

(b) (i) Indebtedness existing on the date hereof and set forth on Schedule 6.01, (ii) Indebtedness incurred in the ordinary course of business under the Borrower’s Existing Debt Facilities and (iii) Indebtedness of MK, MK Holding and their respective subsidiaries existing (and permitted under the terms of the Acquisition Agreement to exist) at the time of the consummation of the Acquisition, and in each case Refinancing Indebtedness in respect thereof;

(c) marketable securities sold under agreements to repurchase entered into in the ordinary of business;

(d) Guarantees incurred in compliance with Section 6.06;

(e) Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(f) (i) moneys due to counterparties under stock loan transactions in respect of marketable securities, (ii) liabilities to customers for cash on deposit, (iii) liabilities to brokers, dealers and clearing organizations relating to the settlement of securities transactions and (iv) monies due to counterparties under interest rate and credit default swap transactions, in each case under clauses (i) through (iv) arising, or pursuant to transactions entered into, in the ordinary course of business;

(g) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary;

(h) mortgage Indebtedness relating to property of the Borrower or any Subsidiary used for corporate operations in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(i) Guarantees or loans by the Borrower or any Subsidiary (other than a Material Subsidiary) with respect to the activities of Raymond James Tax Credit Funds, Inc. or any of its subsidiaries in an aggregate principal amount not to exceed the lesser of (i) $300,000,000 and (ii) 10% of Shareholders’ Equity at any time outstanding;

(j) Indebtedness related to investments in real estate partnerships owed by variable interest entities of the Borrower in an aggregate principal amount not to exceed the value of associated assets reflected on the Borrower’s balance sheet;

(k) Indebtedness incurred in connection with merchant banking activities in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(l) secured and unsecured extensions of credit to RJA, Raymond James Ltd./Raymond James Ltéé., Raymond James Argentina Sociedad de Bolsa, S.A. and, following consummation of the Acquisition, MK, in each case used to facilitate the broker-dealer business of the Borrower and the Subsidiaries that do not constitute proceeds of third party loans included in regulatory capital;

(m) secured advances owing by RJ Bank to the Federal Home Loan Bank of Atlanta or a Federal Reserve Bank to provide traditional banking products and services or for liquidity services;

(n) Permitted Acquisition Related Financing and Refinancing Indebtedness in respect thereof;

(o) other unsecured Indebtedness in respect of which the Commitments are reduced in accordance with Section 2.06(c) or the Loans are prepaid in accordance with Section 2.08(b), as applicable;

(p) working capital facilities entered into by Foreign Subsidiaries of the Borrower in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(q) other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

SECTION 6.02. Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens for Taxes, assessments or governmental charges or levies on its assets not more than 60 days past due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case arising in the ordinary course of business, which secure the payment of obligations (other than Indebtedness) not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation;

(d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not materially detract from the value of the same or interfere with the use thereof in the business of the Borrower or any Subsidiary;

(e) deposits to secure the performance of bids, trade contracts and leases (other than leases constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens arising by operation of law securing judgments for the payment of money not constituting an Event of Default under Section 7.01(l);

(g) (i) Liens securing Indebtedness incurred in compliance with Section 6.01(c), (e), (h), (i), (j), (k), (l) or (n) on the related assets being financed with such Indebtedness (including in the case of clause (n) a pledge of the Equity Interests of any special purpose Subsidiary substantially all the assets of which consist of auction rate securities, merchant banking investments or investments in private equity vehicles), (ii) Liens securing Indebtedness incurred in compliance with Section 6.01(f) on cash or the related assets being financed with such Indebtedness, (iii) Liens on assets of the relevant obligor securing Indebtedness incurred in compliance with Section 6.01(m) or (p) and (iv) Liens on assets of the relevant obligor securing Investments permitted by Section 6.04(g);

(h) Liens incurred in the ordinary course of the settlement of securities transactions; and

(i) other Liens on property with an aggregate fair value not to exceed $5,000,000.

SECTION 6.03. Fundamental Changes. Neither the Borrower nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all its assets as an entirety to any other Person, or liquidate or dissolve, except that, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, so long as prior to and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, so long as prior to and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (iii) any Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all its assets as an entirety to the Borrower or a wholly owned Subsidiary (or, if the transferring Subsidiary is not a wholly owned Subsidiary, to any other Subsidiary in which the Borrower’s direct or indirect ownership percentage is at least equal to that of the Borrower in the transferring Subsidiary) and (v) any Subsidiary (other than a Material Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Investments and Acquisitions. Neither the Borrower nor any Subsidiary will (i) purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, (ii) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person or (iii) purchase or otherwise acquire any assets (other than in the ordinary course of business) that, following the acquisition thereof, would constitute more than 15% of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(a) the Acquisition;

(b) Investments existing on the date hereof in the Subsidiaries and Affiliates of the Borrower;

(c) (i) obligations of, or obligations fully guaranteed by, the United States of America or Canada, (ii) commercial paper and other short-term notes and debt securities rated investment grade by a national securities rating agency, (iii) demand deposit accounts maintained in the ordinary course of business and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(d) (i) publicly traded securities acquired in the ordinary course of business of the broker-dealer Subsidiaries, (ii) direct or indirect proprietary private Investments acquired in the ordinary course of business (including venture capital, merchant banking and leveraged aircraft lease Investments) not to exceed the lesser of (A) $300,000,000 and (B) 15% of Shareholders’ Equity (calculated net of the aggregate of any cash returns on individual Investments up to a limit of the respective individual amounts of such Investments) plus up to $9,000,000 constituting the Borrower’s equity Investment in its leveraged commercial aircraft lease with Continental Airlines, Inc. and (iii) (A) bridge loans of a tenor of six months or less, (B) preferred stock, other mezzanine equity instruments or other non-publicly traded debt or equity securities held for periods of six months or less and (C) net worth maintenance Guarantees (or other “keepwell” arrangements) of a duration of six months or less, entered into in the ordinary course of business and primarily relating to the Borrower’s investment banking activities that, on a cumulative basis for such Investments described in clause (iii)(A), (B) and (C) above, do not exceed $200,000,000 in the aggregate principal amount at any time outstanding;

(e) additional Investments in existing Subsidiaries of the Borrower; provided that no Default shall have occurred and be continuing either immediately before or after giving effect to such transaction and no Material Adverse Effect would result therefrom;

(f) marketable securities purchased under agreements to resell entered into in the ordinary course of business (to the extent such transactions constitute Investments);

(g) Investments in mortgage, pre-development, construction or other loans, advances or Guarantees not to exceed $25,000,000 in aggregate principal amount at any time outstanding to finance low income housing projects whose creditworthiness has been underwritten by Raymond James Tax Credit Funds, Inc.;

(h) Investments in a Canadian trust fund established and funded to acquire common stock of the Borrower in the open market in order to make in-kind settlements of restricted stock units granted as bonuses to certain employees of Raymond James Ltd./Raymond James Ltéé.;

(i) Small Business Administration loan securitizations in the ordinary course of business not exceeding $200,000,000 in aggregate principal amount at any time outstanding;

(j) (i) originations and purchases of loans and advances by RJ Bank in the ordinary course of business, (ii) purchases of loans for resale to third parties by RJA and MK in the ordinary course of business and (iii) margin loans made by broker-dealer Subsidiaries in the ordinary course of business;

(k) loans and bonus arrangements made in the ordinary course of business to employees or independent contractors engaged as financial advisors in connection with hiring or retention of such financial advisors.

SECTION 6.05. Asset Sales. Neither the Borrower nor any Subsidiary will lease, sell, transfer or otherwise dispose of any of its assets, including any Equity Interest owned by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, to any Person, except for (a) any lease, sale, transfer, assignment or other disposition of its assets in the ordinary course of business, including any such disposition of assets in connection with a Permitted Subsidiary Financing incurred in compliance with Section 6.01, (b) any lease, sale, transfer, assignment or other disposition or related series of leases, sales, transfers, assignments or other dispositions of assets that in the aggregate result in Net Proceeds to the Borrower and the Subsidiaries of not more than $10,000,000, (c) any lease, sale, transfer, assignment or other disposition of assets among the Borrower and the Subsidiaries and (d) any other lease, sale, transfer, assignment or other disposition of its assets constituting a Reduction/Prepayment Event in respect of which the Commitments are reduced in accordance with Section 2.06(c) or the Loans are prepaid in accordance with Section 2.08(b), as applicable.

SECTION 6.06. Guarantees. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Guarantee with respect to the obligations of any Person (including any Guarantee with respect to the obligations of a Subsidiary), except:

(a) endorsements of instruments for deposit or collection in the ordinary course of business;

(b) Guarantees by the Borrower of Permitted Acquisition Related Financing;

(c) Guarantees by the Borrower with respect to settlement of securities transactions by its Affiliates (including its offices and foreign joint ventures) extended to customers of, lenders to, or clearing agencies for, such Affiliates in the ordinary course of business;

(d) Guarantees or loans by the Borrower or any Subsidiary (other than a Material Subsidiary) with respect to the activities of Raymond James Tax Credit Funds, Inc. or any of its subsidiaries not to exceed the lesser of (i) $300,000,000 and (ii) 10% of Shareholders’ Equity at any time outstanding;

(e) Guarantees by the Borrower relating to the net performance obligations of RJ Capital Services, Inc. owed to counterparties under interest rate and credit default swap transactions entered into in the ordinary course of business and documented under the ISDA (International Swaps Dealer Association) form Master Agreement and applicable Addenda;

(f) Guarantees by the Borrower or any Subsidiary of the Indebtedness of any other Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(g) Guarantees by RJA or any other broker-dealer Subsidiary of obligations relating to letters of credit issued for the benefit of RJA’s or such other Subsidiary’s retail corporate clients, so long as repayment of any such Guarantee is collateralized by securities in such customer’s account with RJA or such other Subsidiary;

(h) letters of credit issued by RJ Bank or any other banking Subsidiary in the ordinary course of business;

(i) Guarantees by the Borrower of mortgage Indebtedness incurred in compliance with Section 6.01(h);

(j) agreements of the Borrower with the OCC and Raymond James Trust, N.A. and RJ Bank ensuring adequate capital and liquidity; and

(k) Guarantees by RJ Bank of payment in the event of default for exposure under interest rate swaps on behalf of corporate borrowers doing business with Raymond James Capital Services, Inc.

SECTION 6.07. Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction (including the purchase or sale of any asset or service) with, or make any payment or transfer to, any Affiliate, except (a) with respect to any sale, lease or other transfer of any assets (other than cash advances or loans) to, or any purchase, lease or other acquisition of any assets from, any Affiliate, in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) with respect to any other transaction with any Affiliate, in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms and (c) transactions among the Borrower and wholly owned Subsidiaries.

SECTION 6.08. Modifications to Organization Documents and Fiscal Year. Neither the Borrower nor any Material Subsidiary will (a) amend, modify or waive any of its rights under its articles of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver is materially adverse to the Lenders or (b) change its fiscal year to end on a date other than September 30, except that the Borrower or any Material Subsidiary may change its fiscal year to end on December 31 if the Bank Holding Company Act of 1956 becomes applicable to the Borrower.

SECTION 6.09. Restrictive Agreements. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any indenture, agreement, instrument or other arrangement that (a) prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Borrower’s obligations hereunder, the amending of this Agreement or the ability of any Subsidiary to (i) pay dividends or make other distributions on its Equity Interests, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower (except for subordination provisions contained in Indebtedness owing by Raymond James Ltd./Raymond James Ltéé. to the Borrower in an aggregate principal amount not to exceed CDN. $162,000,000 at any time outstanding) or (b) contains any provision which would be violated or breached by the making of the Loans or by the performance by the Borrower or any Subsidiary of any of its obligations under this Agreement.

SECTION 6.10. Restricted Payments. Neither the Borrower nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests, (b) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Subsidiaries), (c) the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (d) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for common stock of the Borrower, and (e) the Borrower may make Restricted Payments not to exceed (i) $100,000,000 in the aggregate for any fiscal year of the Borrower plus (ii) the amount of any common stock repurchases used to fund the Borrower’s equity compensation and stock purchase plans.

SECTION 6.11. Minimum Tangible Net Worth. The Borrower on a consolidated basis with the Subsidiaries will maintain at all times on and after the Effective Date Tangible Net Worth of not less than the sum of (a) $2,000,000,000, plus (b) 50% of cumulative Consolidated Net Income (if positive) since September 30, 2011, plus (c) 80% of all additions to capital resulting from issuances of Equity Interests by the Borrower or any Subsidiary after September 30, 2011 (other than issuances of Equity Interests by a Subsidiary to the Borrower or another Subsidiary).

SECTION 6.12. Minimum Liquidity Ratio. The Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, maintain at all times on and after the Effective Date a Liquidity Ratio of not less than 1.10:1.00.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time on or after the Effective Date to exceed 3.50:1.00.

SECTION 6.14. Ratio of Net Capital to Aggregate Debit Items. The Borrower will cause each of (a) RJA at all times on and after the Effective Date and (b) following consummation of the Acquisition, MK at all times on and after the Funding Date to maintain a ratio (computed in accordance with Exhibit A to Rule 15c3-3, “Formula for Determination of Reserve Requirements for Brokers and Dealers”) of Net Capital to Aggregate Debit Items of not less than 10.0%.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. Each of the following shall constitute an event of default (collectively, “Events of Default”):

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower in this Agreement or in any report, certificate, financial statement or other information provided pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Borrower), 5.09 or 5.10 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, liquidator, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(v)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, examiner, liquidator, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or such portion of the property of the Borrower and the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment, or portion thereof, covered by insurance (other than under a self-insurance program) provided by a financially sound and reputable insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(m) one or more judgments for injunctive relief shall be rendered against the Borrower, any Material Subsidiary or any combination thereof that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, which judgment or judgments shall not be effectively stayed;

(n) the SEC or any Self-Regulatory Organization shall have notified the SIPC pursuant to Section 5(a)(1) of the SIPA of facts which indicate that the Borrower, RJA, RJFS or, following consummation of the Acquisition, MK is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower, RJA, RJFS or, following consummation of the Acquisition, MK under Section 5(a)(3) of the SIPA;

(o) the SEC or other Governmental Authority shall revoke or suspend the license or authorization of RJA, RJFS or, following consummation of the Acquisition, MK under Federal or state law to conduct business as a securities broker-dealer (and such license or authorization shall not be reinstated within five days), or RJA, RJFS or, following consummation of the Acquisition, MK shall be suspended or expelled from membership in the NYSE (as applicable), FINRA or any other Self-Regulatory Organization or securities exchange;

(p) the OCC or any other appropriate banking regulator shall revoke or terminate the charter or license of RJ Bank, or the FDIC shall revoke or terminate the deposit insurance of RJ Bank;

(q) one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(r) a Change in Control shall occur.

SECTION 7.02. Lenders’ Rights upon an Event of Default. If an Event of Default occurs and is continuing, then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in Section 7.01(h) or 7.01(i), the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.03. Preservation of Conditions to Funding and Remedies. The parties hereto agree that the absence of the ability of the Administrative Agent or the Lenders to terminate the Commitments upon an Event of Default (except as expressly set forth in Section 7.02) shall not be construed as a waiver of any condition precedent to the making of the Loans set forth in Article IV, any Default that may arise under Section 7.01 or any other provision of this Agreement or any right or remedy of the Administrative Agent or the Lenders provided for herein or under applicable law (it being the express intent of the parties hereto that the Administrative Agent and the Lenders be able to exercise all rights and remedies provided for herein or under law, whether or not any Event of Default shall entitle the Administrative Agent or the Lenders to terminate the Commitments upon the occurrence thereof).

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent hereunder, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or applicable law, and (c) except as expressly set forth in this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld and provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the

Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under this Agreement (including under Section 9.03). Nothing in this paragraph shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement or adjustment affecting the Obligations in any such proceeding or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding).

Notwithstanding anything herein to the contrary, neither the Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any such provisions, except with respect to any consent of the Borrower required by this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention of Jeffrey P. Julien, Chief Financial Officer (Fax No. (727) 567-5915);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002, Attention of Thai Pham (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 1111 Fannin Street, Floor 10, Houston, TX 77002, Attention of Siraz Maknojia (Fax No. (713) 374-4312);

(iii) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time (it being the express intent of the parties hereto that the Lenders be able to exercise all rights and remedies provided for in Article VII whether or not any Event of Default entitling the exercise of such rights and remedies was a condition precedent to the making of the Loans on the Funding Date).

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders, provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender and (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, (x) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Borrower and the Required Lenders and (y) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of (1) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (2) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, the Syndication Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the foregoing, in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letter, this Agreement or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letter or this Agreement of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (including the Acquisition), (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letter or this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent the Borrower fails indefeasibly to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Commitments in effect (or, after the Funding Date, of the aggregate principal amount of the Loans outstanding) at the time (or most recently in effect or outstanding, as the case may be).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. To the fullest extent permitted by applicable law, none of the Administrative Agent, the Syndication Agent or any Lender shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against the Borrower, the Subsidiaries or their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that the foregoing shall not relieve or limit in any manner the Borrower’s obligation to indemnify the Indemnitees pursuant to paragraph (b) of this Section in respect of any such damages claimed by any third party against any Indemnitee.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arranger, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Borrower, the Administrative Agent, the Arranger, the Syndication Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) if an Event of Default has occurred and is continuing, for any other assignment or (3) after the Funding Date, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof from the Administrative Agent; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that, after the Funding Date, no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; provided further that the Borrower shall not be responsible for any part of such processing and recordation fee except in connection with an assignment of a Loan as a result of a request by the Borrower pursuant to Section 2.16; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive (including for purposes of the foregoing any payment that such participating Lender would have been entitled to receive had such Lender not sold such participation). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other rights and obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger, the Syndication Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement is executed and delivered or any credit is extended hereunder (including as a result of limited conditionality to making the Loans on the Funding Date), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(d) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but does not supersede any other provisions of the Commitment Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each Affiliate thereof, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, and each Affiliate thereof, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any of its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

SECTION 9.15. No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arranger, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their Affiliates, and none of the Administrative Agent, the Arranger, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower, any Subsidiary or any of their Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it, any Subsidiary or any of their Affiliates may have against the Administrative Agent, the Arranger, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAYMOND JAMES FINANCIAL, INC.,

by	/s/ Jeffrey P. Julien
Name: Jeffrey P. Julien
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Mark M. Cisz
Name: Mark M. Cisz
Title: Executive Director

J.P. MORGAN SECURITIES LLC, as Sole Lead Arranger and Sole Bookrunner,

by	/s/ R. Daniel Rouse
Name: R. Daniel Rouse
Title: Executive Director

CITIBANK, N.A., individually and as Syndication Agent,

by	/s/ Matthew Nicholls
Name: Matthew Nicholls
Title: Managing Director

SIGNATURE PAGE TO

THE BRIDGE CREDIT AGREEMENT

OF RAYMOND JAMES FINANCIAL, INC.

Name of Institution: The Bank of New York Mellon

by	/s/ Thomas Caruso
Name: Thomas Caruso
Title: Managing Director

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

THE BRIDGE CREDIT AGREEMENT

OF RAYMOND JAMES FINANCIAL, INC.

Name of Institution: Branch Banking and Trust Company

by	/s/ Steve W. Whitcomb
Name: Steve W. Whitcomb
Title: Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

THE BRIDGE CREDIT AGREEMENT

OF RAYMOND JAMES FINANCIAL, INC.

Name of Institution: Fifth Third Bank, an Ohio Banking Corporation

by	/s/ James R. Weiss
Name: James R. Weiss
Title: Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

THE BRIDGE CREDIT AGREEMENT

OF RAYMOND JAMES FINANCIAL, INC.

Name of Institution: U.S. Bank National Association

by	/s/ Christopher M. Doering
Name: Christopher M. Doering
Title: Vice President

For any Lender requiring a second signature block:

by
Name:
Title: